Prospectus Supplement #25                       Filed pursuant to Rule 424(b)(3)
(to prospectus dated June 7, 2000)                    Registration No. 333-32228


                              AT HOME CORPORATION

                         $500,000,000 principal amount
                4 3/4% Convertible Subordinated Notes due 2006

                        Shares of Series A common stock
                     issuable upon conversion of the notes

                               ----------------

     This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of our Series A common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated June 7, 2000, which is to be delivered with this prospectus supplement. Based on information provided by each selling securityholder listed below, each such selling securityholder would own less than 1% of the shares of our Series A common stock outstanding, as of the date of this prospectus supplement, if and when the offering is completed.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information appearing in the table below:

                                                Principal amount                     Shares of
                                                    of notes                         Series A         Shares of
                                                  beneficially      Percentage     common stock    Series A common
                                                 owned and that      of notes      beneficially     stock that may
Name                                              may be sold       outstanding        owned           be sold
----                                            ----------------    -----------    ------------    ---------------
Pacific Life Insurance Company...............      $1,500,000           *              26,541           26,541

Pacific Life Insurance Company as Collateral
 Manager for Pacific Redwood CBO.............      $1,500,000           *              26,541           26,541

Jeffries & Co. ..............................      $1,000,000           *              17,694           17,694

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* Less than 1%

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     Investing in our convertible subordinated notes or our Series A common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 2 of the prospectus, as well as the "Risk Factors" included in our recent reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is August 10, 2001